EXHIBIT 23.1

CONSENT OF MARCUM LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TranSwitch Corporation:

We consent to the incorporation by reference in this Registration Statement of TranSwitch Corporation (the “Company”) on Form S-8 (File No. 333-XXXXXX) of our report dated March 12, 2012, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of the Company as of December 31, 2011 and 2010 and for each of the two years in the two-year period ended December 31, 2011, and our report dated March 12, 2012 with respect to our audit of the effectiveness of internal control over financial reporting of the Company as of December 31, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Marcum LLP

Hartford, Connecticut

August 28, 2012